Filed pursuant to Rule 433 dated April 24, 2014 relating to Preliminary Pricing Supplement No. 1,378 dated April 24, 2014 to Registration Statement No. 333-178081
Structured Investments	Morgan Stanley $ Phoenix Auto-Callable Securities due May 13, 2015 Based on the Performance of Palladium
Principal at Risk Securities
General
•
The securities offer the opportunity for investors to earn a Contingent Quarterly Coupon but only if the Commodity Price or the Final Commodity Price, as applicable, on the applicable Review Date is greater than or equal to 85% of the Initial Commodity Price, which we refer to as the Downside Threshold Level.  However, if the Commodity Price or the Final Commodity Price, as applicable, is less than the Downside Threshold Level on any Review Date, investors will not receive any Contingent Quarterly Coupon for that quarterly period.  In addition, if, on any of the first three Review Dates, the Commodity Price is greater than or equal to the Initial Commodity Price, the securities will be automatically redeemed for an amount per security equal to the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the related Review Date.  However, if the securities are not automatically redeemed prior to maturity, the Payment at Maturity due on the securities will be determined as follows: (i) if the Final Commodity Price is greater than or equal to the Downside Threshold Level, investors will receive the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the Final Review Date, or (ii) if the Final Commodity Price is less than the Downside Threshold Level, investors will be exposed to the decline in the Underlying Commodity on a 1 to 1 basis and will receive a Payment at Maturity that is less than 85% of the Stated Principal Amount of the securities and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no Contingent Quarterly Coupons over the term of the securities.  Investors will not participate in the appreciation of the Underlying Commodity.

•	The first Review Date, and therefore the earliest date pursuant to which a call may be initiated, is August 8, 2014.
•	Unsecured obligations of Morgan Stanley maturing May 13, 2015†.
•	Minimum purchase amount of $10,000 and minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about April 25, 2014 and are expected to settle on or about April 30, 2014.
•
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms
Issuer:	Morgan Stanley
Underlying Commodity:	Palladium
Automatic Early Call:
If the Commodity Price on any of the first three Review Dates is greater than or equal to the Initial Commodity Price, the securities will be automatically called for a fixed cash payment per security (the “Call Price”) on the third business day following such Review Date (the “Call Date”).  The Call Price will be an amount per security equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Review Date.

Contingent Quarterly Coupon:
If, on any Review Date, the Commodity Price (in the case of the first three Review Dates) or the Final Commodity Price (in the case of the Final Review Date), is greater than or equal to the Downside Threshold Level, we will pay a Contingent Quarterly Coupon of $25.50 per security on the related Contingent Payment Date.
If, on any Review Date, the Commodity Price (in the case of the first three Review Dates) or the Final Commodity Price (in the case of the Final Review Date), is less than the Downside Threshold Level, no Contingent Quarterly Coupon will be paid with respect to that Review Date.

Payment at Maturity:
At maturity, if the securities have not previously been called, investors will receive for each security they hold an amount of cash that will vary depending on the Final Commodity Price, equal to:
•  If the Final Commodity Price is greater than or equal to the Downside Threshold Level: (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the Final Review Date, or
•  If the Final Commodity Price is less than the Downside Threshold Level, which means it has declined by more than 15% from the Initial Commodity Price: $1,000   +   ($1,000   ×    Commodity Percent Change).
In this scenario, investors will be fully exposed to the negative performance of the Underlying Commodity, and will lose 1% of their principal amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.  For example, if the Final Commodity Price declines by 50% from the Initial Commodity Price, investors will lose 50% of their principal.

Downside Threshold Level:	$ , which is equal to 85% of the Initial Commodity Price
Estimated Value on the Pricing Date:	Approximately $968.50 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” on page PS-3.
Terms continued on following page
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-12 of the accompanying preliminary pricing supplement and “Selected Risk Considerations” beginning on page PS-7 of this document.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and this document if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to public(1)	Fees and commissions(1)(2)	Proceeds to issuer(3)
Per security	100%	1%	99%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per security and will forgo any sales commission with respect to such sales.

(2)
Please see “Supplemental Plan of Distribution; Conflicts of Interest” in this document and “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for information about fees and commissions.

(3)	See “Use of Proceeds and Hedging” on page PS-12.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

Terms continued from previous page:

Review Dates†:	August 8, 2014, November 10, 2014, February 9, 2015 and May 8, 2015. We also refer to May 8, 2015 as the Final Review Date.
Contingent Payment Dates:
With respect to each Review Date other than the Final Review Date, the third business day after such Review Date.  The payment of the Contingent Quarterly Coupon, if any, with respect to the Final Review Date will be made on the Maturity Date.

Call Date:	The third business day following the applicable Review Date.
Commodity Percent Change:	The percentage change from the Initial Commodity Price to the Final Commodity Price, calculated as follows: (Final Commodity Price – Initial Commodity Price) / Initial Commodity Price
Initial Commodity Price:	The Commodity Price on the Pricing Date.
Final Commodity Price:	The arithmetic average of the Commodity Prices on each of the five Averaging Dates
Averaging Dates†:	May 1, 2015, May 5, 2015, May 6, 2015, May 7, 2015 and May 8, 2015
Commodity Price
On any day, the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.

Maturity Date†:	May 13, 2015†
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	61762GBK9 / US61762GBK94
†
Subject to postponement for non-trading days and certain market disruption events as described in “Description of Securities—Review Dates”, “—Averaging Dates” and “—Maturity Date” in the accompanying preliminary pricing supplement, as applicable.

Additional Terms Specific to the Securities

You should read this document together with the prospectus dated November 21, 2011, as supplemented by the prospectus supplement dated November 21, 2011 and the preliminary pricing supplement dated April 24, 2014.  This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying preliminary pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Preliminary pricing supplement No. 1,378 dated April 24, 2014:
http://www.sec.gov/Archives/edgar/data/895421/000095010314002907/dp45795_424b2-ps1378.htm

•	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

•	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

Terms used in this document are defined in the accompanying preliminary pricing supplement, prospectus supplement or prospectus. As used in this document, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000.  We estimate that the value of each security on the Pricing Date will be approximately $968.50, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlying Commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Commodity, instruments based on the Underlying Commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Contingent Quarterly Coupon, the Downside Threshold Level and the Call Price, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the Commodity Price on each of the first three Review Dates and the Final Commodity Price, as applicable.

Diagram #1: Automatic Early Call (Starting August 2014)

Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

Hypothetical Examples of Amounts Payable upon Automatic Early Call or at Maturity

The following examples illustrate the payout on the securities for a range of Commodity Prices for each of the first three Review Dates and a range of Final Commodity Prices, as applicable, and are being provided for illustrative purposes only.  These examples are based on the following terms:

•	Hypothetical Initial Commodity Price: $800

•	Hypothetical Downside Threshold Level: $680, which is 85% of the hypothetical Initial Commodity Price

•	Contingent Quarterly Coupon: $25.50 per quarter per security

•	Stated Principal Amount (per security): $1,000

The actual Initial Commodity Price and Downside Threshold Level will be determined on the Pricing Date.

• In Examples 1 and 2, the Commodity Price fluctuates over the term of the securities and the Commodity Price is greater than or equal to the hypothetical Initial Commodity Price of $800 on one of the first three Review Dates.  Because the Commodity Price on one of the first three Review Dates is greater than or equal to the Initial Commodity Price, the securities are automatically called following the relevant Review Date.  In each of Examples 3 and 4, the Commodity Price on each of the first three Review Dates is less than the Initial Commodity Price and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1			Example 2
	Hypothetical Commodity Price	Contingent Quarterly Coupon	Call Price*	Hypothetical Commodity Price	Contingent Quarterly Coupon	Call Price*
#1	$800	—*	$1,025.50	$700	$25.50	N/A
#2	—	—		$600	$0	N/A
#3	—	—		$830	—*	$1,025.50
Total Payout:	$1,025.50 on the related Call Date.			$1,025.50 on the related Call Date.

* The Call Price includes the unpaid Contingent Quarterly Coupon with respect to the Review Date on which the Commodity Price is greater than or equal to the Initial Commodity Price and the securities are redeemed as a result.

Review Date	Example 3			Example 4
	Hypothetical Commodity Price	Contingent Quarterly Coupon	Call Price	Hypothetical Commodity Price	Contingent Quarterly Coupon	Call Price
#1	$500	$0	N/A	$600	$0	N/A
#2	$450	$0	N/A	$550	$0	N/A
#3	$400	$0	N/A	$620	$0	N/A
Final Commodity Price	$320	$0	N/A	$720	$25.50	N/A
Total Payout:	$400 at maturity			$1,025.50 at maturity

Examples 3 and 4 illustrate the Payment at Maturity per security based on the Final Commodity Price.

• In Example 3, the Commodity Price remains below the Downside Threshold Level on every Review Date.  As a result, you do not receive any Contingent Quarterly Coupons during the term of the securities and, at maturity, investors are fully exposed to the decline of the Commodity Price of the Underlying Commodity.  As the Final Commodity Price is less than the Downside Threshold Level, investors will receive a Payment at Maturity equal to the sum of the Stated Principal Amount and the product of the Stated Principal Amount and the Commodity Percent Change, calculated as follows:

$1,000 + ($1,000 x Commodity Percent Change) = $1,000 + [$1,000 x ($320 - $800) / $800] = $400

In this example, the Payment at Maturity is significantly less than the Stated Principal Amount.

• In Example 4, the Commodity Price decreases to a Final Commodity Price of $720.  Although the Final Commodity Price is less than the Initial Commodity Price, because the Final Commodity Price is still not less than the Downside Threshold Level, investors will receive the Stated Principal Amount plus a Contingent Quarterly Coupon with respect to the Final Review Date.  The Payment at Maturity is calculated as follows:

$1,000 + $25.50 = $1,025.50
In this example, although the Final Commodity Price represents a 10% decline from the Initial Commodity Price, investors receive the Stated Principal Amount per security plus the final Contingent Quarterly Coupon, equal to a total payment of $1,025.50 per security at maturity, because the Final Commodity Price is not less than the Downside Threshold Level.

Selected Purchase Considerations

•
CONTINGENT QUARTERLY COUPON — If the Commodity Price or the Final Commodity Price, as applicable, is greater than or equal to 85% of the Initial Commodity Price on a Review Date, you will receive a Contingent Quarterly Coupon of $25.50 per security on the related Contingent Payment Date.  However, if the Commodity Price or the Final Commodity Price, as applicable,  is less than the Downside Threshold Level on a Review Date, investors will not receive any Contingent Quarterly Coupon for that quarterly period.  If the securities are not called prior to maturity, investors will receive for each security at maturity an amount in cash that will vary depending on the Final Commodity Price, and which may be significantly less than the Stated Principal Amount of the securities and could be zero.  Because the securities are our unsecured obligations, the payment of any amount, whether upon an Automatic Early Call, on a Contingent Payment Date or at maturity, is subject to our ability to pay our obligations as they become due.

•
POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC EARLY CALL FEATURE – While the original term of the securities is approximately twelve months, the securities will be called prior to maturity if the Commodity Price on any of the first three Review Dates is greater than or equal to the Initial Commodity Price and you will be entitled to the Call Price of $1,025.50 (the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the related Review Date).

•
LIMITED PROTECTION AGAINST LOSS — If the securities are not called prior to maturity and the Final Commodity Price is greater than equal to 85% of the Initial Commodity Price, you will be entitled to receive the full principal amount of your securities and the Contingent Quarterly Coupon with respect to the Final Review Date at maturity.  If the Final Commodity Price declines by more than 15% from the Initial Commodity Price, you will lose 1% of your Stated Principal Amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.

•
EXPOSURE TO PALLADIUM — Investors who believe they have underweight exposure to commodities can use the securities as an alternative to a direct investment in palladium and gain access to palladium and obtain a measure of underlying asset class diversification from traditional fixed income/equity investments.

•
UNITED STATES FEDERAL TAXATION — You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

•
any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes; and

•
upon sale, exchange or settlement of the securities, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Selected Risk Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in palladium or in futures contracts or forward contracts on palladium.  These risks are explained in more detail in the “Risk Factors” section of the accompanying preliminary pricing supplement dated April 24, 2014 and the accompanying prospectus.

•
THE SECURITIES DO NOT GUARANTEE THE RETURN OF ANY PRINCIPAL AT MATURITY — The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the securities have not been automatically called prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the arithmetic average of the Commodity Prices on five Averaging Dates, which we refer to as the Final Commodity Price.  If the Final Commodity Price has declined by more than 15% from the Initial Commodity Price, you will be fully exposed to the negative performance of the Underlying Commodity, and will lose 1% of your Stated Principal Amount for every 1% decline in the Final Commodity Price from the Initial Commodity Price.  For example, if the Final Commodity Price declines by 50% from the Initial Commodity Price, you will lose 50% of your principal.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

•
THE CONTINGENT QUARTERLY COUPON, IF ANY, IS BASED SOLELY ON THE COMMODITY PRICE ON THE APPLICABLE REVIEW DATE OR THE FINAL COMMODITY PRICE, AS APPLICABLE — Whether a Contingent Quarterly Coupon will be paid with respect to a Review Date will be based on the Commodity Price or the Final Commodity Price, as applicable, on the applicable Review Date.  As a result, you will not know whether you will receive a Contingent Quarterly Coupon until the related Review Date.  Moreover, because the Contingent Quarterly Coupon is based solely on the Commodity Price on a specific Review Date or the Final Commodity Price, as applicable, if such Commodity Price or Final Commodity Price is less than the Downside Threshold Level, you will not receive any Contingent Quarterly Coupon with respect to such Review Date, even if the Commodity Price of the Underlying Commodity was higher on other days during the term of the securities.

•
YOU WILL NOT RECEIVE ANY CONTINGENT QUARTERLY COUPON FOR ANY QUARTERLY PERIOD WHERE THE COMMODITY PRICE ON THE APPLICABLE REVIEW DATE OR THE FINAL COMMODITY PRICE, AS APPLICABLE, IS LESS THAN THE DOWNSIDE THRESHOLD LEVEL — A Contingent Quarterly Coupon will be paid with respect to a quarterly period only if the Commodity Price or the Final Commodity Price, as applicable, on the applicable Review Date is greater than or equal to the Downside Threshold Level.  If the Commodity Price or the Final Commodity Price, as applicable, remains below the Downside Threshold Level on each Review Date over the term of the securities, you will not receive any Contingent Quarterly Coupons.

•
INVESTORS WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE UNDERLYING COMMODITY  — Investors will not participate in any appreciation in the price of the Underlying Commodity from the Initial Commodity Price, and the return on the securities will be limited to the Contingent Quarterly Coupons, if any, that are paid with respect to each Review Date on which the Commodity Price on the relevant Review Date (in the case of the first three Review Dates) or the Final Commodity Price (in the case of the Final Review Date) is greater than or equal to the Downside Threshold Level.  It is possible that the Commodity Price and/or the Final Commodity Price could be below the Downside Threshold Level on most or all of the Review Dates so that you will receive few or no Contingent Quarterly Coupons.  If you do not earn sufficient Contingent Quarterly Coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

•
THE MARKET PRICE OF THE SECURITIES MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS — Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the market price of the Underlying Commodity on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the Underlying Commodity, the securities will trade differently from the Underlying Commodity.  Factors that may influence the value of the securities include:

•
the market price of the Underlying Commodity and the price of the futures contracts on the Underlying Commodity, including in relation to the Initial Commodity Price and the Downside Threshold Level, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the Underlying Commodity;

•	the time remaining until the next Review Date and the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the Commodity Price is below the Downside Threshold Level.

You cannot predict the future prices of the Underlying Commodity based on its historical prices.  If the securities are not called prior to maturity and the Final Commodity Price declines by more than 15% from the Initial Commodity Price, you will be fully exposed to any decline in the Final Commodity Price from the Initial Commodity Price and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be called prior to maturity or that the Final Commodity Price will be greater than or equal to the Downside Threshold Level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES — You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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THE RETURN ON THE SECURITIES IS LINKED TO A SINGLE COMMODITY, AND THE PRICE OF PALLADIUM MAY CHANGE UNPREDICTABLY AND AFFECT THE VALUE OF THE SECURITIES IN UNFORESEEABLE WAYS — Investments, such as the securities, linked to the price of a single commodity, such as palladium, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries. Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices. The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.  The price of palladium may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the securities is linked exclusively to the price of palladium and not to a diverse basket of commodities or a broad-based commodity index.  The price of palladium may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of palladium may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

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THE AMOUNT PAYABLE ON THE SECURITIES IS NOT LINKED TO THE PERFORMANCE OF THE UNDERLYING COMMODITY AT ANY TIME OTHER THAN THE REVIEW DATES AND THE AVERAGING DATES, AS APPLICABLE  –  Whether the securities will be called on any Call Date, whether a Contingent Quarterly Coupon will be payable with respect to any Review Date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the Commodity Price on the relevant Review Date and the Averaging Dates, as applicable.  Even if the Underlying Commodity appreciates prior to a Review Date or the Averaging Dates, but then drops by such Review Date or Averaging Dates, as applicable: (i) with respect to any of the first three Review Dates, the securities may not be called, (ii) with respect to any of the Review Dates, a Contingent Quarterly Coupon may not be payable and (iii) with respect to the Averaging Dates, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the Underlying Commodity prior to such drop.  Although the actual Commodity Price on the maturity date or at other times during the term of the securities may be higher than the Commodity Price on the Review Dates or the Averaging Dates, the payout on the securities will be based solely on the Commodity Price on the Review Dates or the Averaging Dates, as applicable.

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THE AUTOMATIC CALL FEATURE MAY LIMIT THE TERM OF YOUR INVESTMENT TO THREE MONTHS  –  The term of your investment in the securities may be limited to as short as approximately three months by the automatic early call feature of the securities.  If the securities are called prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

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THE SECURITIES WILL NOT BE LISTED AND SECONDARY TRADING MAY BE LIMITED — The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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HEDGING AND TRADING ACTIVITY BY THE CALCULATION AGENT AND ITS AFFILIATES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Commodity), including trading in futures contracts on the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity.  Some of our subsidiaries also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the Pricing Date could increase the Initial Commodity Price and, as a result, could increase the level greater than or equal to which the Commodity Price must be on any of the first three Review Dates in order for the securities to be automatically called prior to maturity and the level greater than or equal to which the Commodity Price or the Final Commodity Price, as applicable, must be on any of the

Review Dates in order for a Contingent Quarterly Coupon to be payable or, if the securities are not called prior to maturity, the level greater than or equal to which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the Underlying Commodity on the Review Dates and the Averaging Dates and, accordingly, whether the securities are automatically called prior to maturity and whether a Contingent Quarterly Coupon is payable with respect to each Review Date and, if the securities are not called prior to maturity, the amount of cash, if any, you receive at maturity.

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THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US.  BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the Issue Date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

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THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

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THE CALCULATION AGENT, WHICH IS A SUBSIDIARY OF THE ISSUER, WILL MAKE DETERMINATIONS WITH RESPECT TO THE SECURITIES — As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the Initial Commodity Price (and, as a result the Downside Threshold Level), the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on any of the first three Review Dates is greater than or equal to the Initial Commodity Price and therefore whether the securities will be called following such Review Date, whether the Commodity Price on any of the Review Dates is greater than or equal to the Downside Threshold Level and therefore whether a Contingent Quarterly Coupon will be payable on any Contingent Payment Date and the Maturity Date, whether a market disruption event has occurred, and, if the securities are not called prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any Commodity Price in the event of a market disruption event, may adversely affect the payout to you on the securities.  In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

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LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF YOUR SECURITIES — Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN FUTURES CONTRACTS OR IN FORWARD CONTRACTS ON PALLADIUM — Investing in the securities is not equivalent to investing in palladium or in futures contracts or in forward contracts on palladium.  By purchasing the securities, you do not purchase any entitlement to palladium, or futures contracts or forward contracts on palladium.  Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts or forward contracts on palladium.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity and, therefore, the value of the securities.

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THERE ARE RISKS RELATING TO TRADING OF METALS ON THE LONDON PLATINUM AND PALLADIUM MARKET — Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN –  Please read the discussion under “Selected Purchase Considerations―United States Federal Taxation” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because the security provides for the return of principal except where the final commodity price has declined below the downside threshold level, the risk that the security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could increase the level greater than or equal to which the Commodity Price must be on any of the first three Review Dates in order for the securities to be automatically called prior to maturity and the level greater than or equal to which the Commodity Price or the Final Commodity Price, as applicable, must be on any of the Review Dates in order for a Contingent Quarterly Coupon to be payable or, if the securities are not called prior to maturity, the level greater than or equal to which the Final Commodity Price must be so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Review Dates or Averaging Dates.  We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the securities, whether the securities are called early, whether a Contingent Quarterly Coupon is payable with respect to any Review Date or the payment you will receive at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the Underlying Commodity from January 1, 2009 through April 20, 2014.  On April 20, 2014, the Commodity Price was $801.00.  We obtained the information in the graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical performance of the Underlying Commodity set out in the graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any of the Review Dates or as to the Final Commodity Price.  We cannot give you any assurance that the securities will be called prior to maturity or that, if the securities are not so called, the Final Commodity Price will be greater than or equal to the Downside Threshold Level so that at maturity you will receive a payment in excess of the Stated Principal Amount of the securities.

Historical Performance of the Underlying Commodity

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from MS & Co. for sales to certain fiduciary accounts at a purchase price to such accounts of 99% of the Stated Principal Amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.